Exhibit 10.17
DESCRIPTION OF ELEMENTS OF COMPENSATION OF
EXECUTIVE OFFICERS
For the fiscal year ended March 31, 2008 (“fiscal 2008”), Dr. Nathan Zommer, the Chief Executive Officer of IXYS Corporation (the “Company”), was paid salary at the annual rate of $566,000, which remains his current annual rate of salary.
On August 24, 2006, the Compensation Committee approved a cash bonus for Dr. Zommer of $700,000, payable in increments of $100,000 per fiscal quarter, commencing with the fiscal quarter ended September 30, 2006. A condition to the Company’s obligation to pay any increment was that Dr. Zommer continued to be the Chief Executive Officer on the last day of the corresponding fiscal quarter. The payment of the last increment of this bonus occurred during the quarter ended March 31, 2008.
For fiscal 2008, Uzi Sasson, the Chief Operating Officer, Chief Financial Officer and Vice President of the Company was paid salary at the annual rate of $330,000, which remains his current annual rate of salary.
For fiscal 2008, Dr. Zommer was paid a cash performance bonus of $300,000 and Mr. Sasson was paid a cash performance bonus of $136,000.
The Compensation Committee of the Board of Directors of the Company has not yet set the potential bonus payment levels or the performance objectives for fiscal 2009 cash performance bonuses for either Dr. Zommer or Mr. Sasson.
Peter Ingram, President of European Operations, was paid a salary at the annual rate of €180,322 during fiscal 2008, which remains his current annual rate of salary. He does not have a bonus program.